Jay Itzkowitz

Exhibit 10.41

Global Eagle Entertainment Inc.
c/o Row 44, Inc.
4353 Park Terrace Drive, Suite 100
Westlake Village, CA 91361

October 1, 2013

Jay Itzkowitz

Re:    Offer of Employment

Dear Jay,

Global Eagle Entertainment Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.Position. Your title will be Senior Vice President and General Counsel and you will report to the Chief Financial Officer of the Company. You will be the senior most legal officer of the Company. This is a full-time position in the Company’s Marina Del Rey, California office (when officially opened). By signing this letter agreement (this “Agreement”), you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.Period of Employment. Subject to Section 7 below, your employment with the Company will commence October 1, 2013 (“Commencement Date”) and continue until you resign from the Company or your employment with the Company is terminated (the “Employment Period”).

3.Cash Compensation. The Company will pay you a starting “base” salary at the rate of $310,000 per year, less applicable withholdings and payroll taxes, payable in accordance with the Company’s standard payroll schedule. The first payment will be due to you on the Commencement Date. In addition to the foregoing base salary, subject to achieving certain performance milestones to be agreed upon in writing between you and your supervisor, you will be eligible for an annual performance bonus targeted at 25% of your annual base salary and not exceeding 75% of your annual base salary; provided, that, final determination of eligibility and payment of all performance bonuses shall be subject to the complete discretion of the Board of Directors of the Company.

4.Relocation Benefit. Promptly following the Commencement Date, the Company will reimburse you the amounts set forth on the table below in connection with your home lease in London; provided, that, you will actively use your best efforts, including hiring an agent, to sublease the property or be released from the lease as soon as possible, in which case, the amount of the sublease shall be deducted from the payments below, or, if you are fully released from the lease, the payments shall cease.

Dates	Monthly Reimbursement Amount
October 1, 2013-September 30, 2014	GBP 3,800

5.Equity Incentive. You have been granted an option to purchase 350,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option was granted ($9.87 per share). The option will be subject to the terms and conditions applicable to options granted under the Company’s 2013 Equity Incentive Plan (the “Plan”). 25% of your option shares will vest after twelve (12) months of continuous service, and the balance will vest in equal monthly installments over the following thirty six (36) months of continuous service, as described in the Plan. Any shares of Common Stock that you acquire through the exercise of any vested options may be subject to certain repurchase rights of the Company, as further set forth in the Plan.

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6.Severance Pay. If, during the Employment Period, your employment with the Company is terminated by the Company with Cause, or if you resign for any reason, then you will only be entitled to receive your base salary through the date of termination and will not be entitled to any other salary, bonus, severance, compensation or benefits from the Company or affiliates thereafter, other than those expressly required under applicable law (such as the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If your employment with the Company is terminated by the Company without Cause during the Employment Period, and, within twenty-one (21) days of your termination you execute a general release in favor of the Company, its subsidiaries and their affiliates in the standard form provided by the Company and such release becomes effective and is not revoked, and you comply with the terms of this Agreement, you will be entitled to receive your base salary and medical benefits for a period equal to six (6) months after the date of termination. The severance payments payable to you pursuant to this offer letter will be paid over the six (6) months after the date of termination in accordance with the Company’s normal payroll practices. Notwithstanding the foregoing, for so long as the Company is a “public company” within the meaning of Internal Revenue Code Section 409A, any amounts payable to you during the first six (6) months and one (1) day following the date of termination pursuant to this section will be deferred until the date which is six (6) months and one (1) day following such termination, and if such payments are required to be so deferred the first payment will be in an amount equal to the total amount to which you would otherwise have been entitled during the period following the date of termination of employment if deferral had not been required. For purposes of this offer letter, “Cause” will mean (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving misappropriation, dishonesty, unethical business conduct, disloyalty, fraud or breach of fiduciary duty, (ii) reporting to work under the influence of alcohol, (iii) the use of illegal drugs (whether or not at the workplace) or other conduct, even if not in conjunction with his duties hereunder, which could reasonably be expected to, or which does, cause the Company or any of its Subsidiaries material public disgrace, disrepute or economic harm, (iv) repeated failure to perform duties as reasonably directed by the Board and/or the Company’s principal executive officer, (v) gross negligence or willful misconduct with respect to the Company or affiliates or in the performance of your duties hereunder, (vi) obtaining any personal profit not thoroughly disclosed to and approved by the Board in connection with any transaction entered into by, or on behalf of, the Company, its subsidiaries or any of their affiliates, or (vii) materially violating any of the terms of the Company’s, its subsidiaries’ or any of their affiliates’ rules or policies which, if curable, is not cured to the Board’s satisfaction within fifteen (15) days after written notice thereof to you, or any other breach of this offer letter or any other agreement between you and the Company or any of its Subsidiaries which, if curable, is not cured to the Board’s satisfaction within fifteen (15) days after written notice thereof to you.

7.Employee Benefits. You will be entitled to receive standard employee benefits made available by the company to its employees to the full extent of your eligibility. Details of these benefits will be provided to you under separate cover. At present, the Company offers medical, dental, vision, and 401K plans. The Company shall reimburse you for all reasonable business expenses actually incurred or paid by you in the performance of your services on behalf of the Company in accordance with the Company’s expense reimbursement policy. You will be entitled to fifteen (15) days of personal time off per year and the other holidays normally observed by the Company during the year.

8.Proprietary Information and Inventions Agreement. As a condition of your employment with the Company, please sign the Company’s Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Attachment A.

9.Employment Relationship. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

10.Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Chief Executive Officer. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

11.Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

12.Drug Testing and Background Check. As a condition to your employment with the Company, you acknowledge that the Company requires that a drug test be performed within 72 hours of your acceptance of the offer of employment

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set forth in this letter. You further acknowledge that if you (a) refuse to submit to any requested drug test for any reason, (b) test positive for the presence of illegal drugs, or (c) fail to take the test within 72 hours, the offer of employment made to you in this letter may be rescinded by the Company without liability. Also as a condition of employment by the Company, you hereby authorize the Company to conduct a background check prior to the Commencement Date, which will include a criminal investigation and verification of citizenship/immigration status, employment history, and education. In that regard, you acknowledge and agree that the offer of employment set forth in this letter is contingent upon the completion of a background investigation to the satisfaction of the Company. In consideration for the offer of employment set forth herein, you hereby waive any and all claims that you may have against the Company for invasion of your privacy in respect of the drug testing and background checks referenced above.

13.Entire Agreement. This letter agreement (including Attachment A and B, hereto) supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.

* * * *

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You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to the undersigned. Your employment is also contingent upon your starting work with the Company on or before the Commencement Date.

Very truly yours,

GLOBAL EAGLE ENTERTAINMENT, INC.

	By:	/s/ David M. Davis

	Printed Name:	/s/ David M. Davis

	Title:	Chief Financial Officer

I have read and accept this employment offer:

/s/ Jay Itzkowitz
Signature of Jay Itzkowitz

Dated: October 1, 2013

Attachment

Attachment A: Confidentiality, Proprietary Information and Invention Assignment

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Attachment A

GLOBAL EAGLE ENTERTAINMENT INC.
EMPLOYEE STATEMENT & AGREEMENTS REGARDING
CONFIDENTIALITY, PROPRIETARY INFORMATION
AND INVENTION ASSIGNMENT

In consideration of and as a condition of my employment and continued employment with Global Eagle Entertainment Inc., its subsidiaries, affiliates, successors or assigns (together “Global Eagle”), and my receipt of the salary and other compensation to be paid to me by Global Eagle, I, the undersigned employee, do hereby agree to the following (this “Agreement”):

1.	PROPRIETARY INFORMATION, COPYRIGHTS, MASK WORKS & INVENTIONS
Global Eagle is an electronics, entertainment and services firm engaged in the research, development, manufacturing, sale, support and provision of electronic and communication systems, entertainment content, content logistics and processing, and components and materials for providing broadband internet, video and voice services on aircraft (the “Business of Global Eagle”).

The success of Global Eagle depends, among other things, upon strictly maintaining confidential and secret information relating to its trade secrets, technology, accounting, costs, research, development, sales, manufacturing, methods, production, testing, implementation, marketing, financial information, financial results, products, customers, suppliers, staffing levels, employees, shareholders, officers and other information peculiarly within the knowledge of and relating to the Business of Global Eagle, and to which employees may acquire knowledge or have access to during the course of their employment by Global Eagle. All such information is hereinafter collectively referred to as “Proprietary Information.” Proprietary Information shall be broadly defined. It includes all information, data, trade secrets or know-how that has or could have commercial value or other utility in the Business of Global Eagle or in which it contemplates engaging. Proprietary Information also includes all information the unauthorized disclosure of which is or could be detrimental to the interests of Global Eagle, whether or not such information is identified as confidential or proprietary information by Global Eagle.

Notwithstanding the above, Proprietary Information shall not include any information, data, trade secrets or know-how that (i) I can prove was known by me prior to the commencement of my employment with Global Eagle or (ii) is or becomes publicly known from another source that is under no obligation of confidentiality to Global Eagle without fault on my part. I do not know any information, data, trade secrets or know-how that would be Proprietary Information but for this provision.

The success of Global Eagle also depends upon the timely disclosure of inventions made by Global Eagle employees in the course of their employment and, in appropriate circumstances, the full cooperation of employee inventors in filing, maintaining and enforcing United States and foreign country patent applications and patents covering such inventions.

In view of the foregoing and in consideration of my employment by Global Eagle and as a further condition thereof, I agree as follows:

A.PREVIOUS EMPLOYMENT
I acknowledge that it is the policy of Global Eagle to require that its employees strictly honor all obligations regarding proprietary information of former employers. I acknowledge and agree that I have a continuing obligation to protect and safeguard the proprietary information of my former employer(s), if any. I agree to read my agreement(s), if any, with my former employers(s) with respect to proprietary information and to abide by all the terms and conditions set forth therein.

B.PROPRIETARY INFORMATION
I shall use my best efforts to exercise utmost diligence to protect and guard the Proprietary Information of Global Eagle. Neither during my employment by Global Eagle nor thereafter shall I, directly or indirectly, use for myself or another, or disclose to another, any Proprietary Information (whether acquired, learned, obtained or developed by me alone or in conjunction with others) of Global Eagle, except as such disclosure or use is (i) required in connection with my employment with Global Eagle, (ii) consented to in writing by Global Eagle or (iii) legally required to be disclosed pursuant to a subpoena or court order, and in the case of (iii), disclosure may only be made after I have informed Global Eagle of such requirement and assisted Global Eagle in taking reasonable steps to seek a protective order or other appropriate action. I agree not to remove any materials relating to the work performed at Global Eagle without the prior written permission of the Board of Directors of Global Eagle. Upon request by Global Eagle at any time, including the event of my termination of employment with Global Eagle, I shall promptly deliver to Global Eagle, without retaining any copies, notes or excerpts thereof, all

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memoranda, journals, notebooks, diaries, notes, records, plats, sketches, plans, specifications, or other documents (including documents on electronic media) relating directly or indirectly to any Proprietary Information made or compiled by or delivered or made available to or otherwise obtained by me. Each of the foregoing obligations shall apply with respect to Proprietary Information of customers, contractors and others with whom Global Eagle has a business relationship, learned or acquired by me during the course of my employment by Global Eagle. The provisions of this section shall continue in full force and effect after my termination of employment for whatever reason.

C.COPYRIGHT & MASK WORKS
All rights in and to any copyrightable material (including, but not limited to, computer programs) or material protectable as a mask work under the Semiconductor Chip Protection Act of 1984 which I may originate pursuant to or in connection with the Business of Global Eagle, and which are not expressly released by Global Eagle in writing, shall be deemed as a work for hire and shall be the sole and exclusive property of Global Eagle, its successors, assigns or other legal representatives.

D.INVENTIONS
With the exception of “EXEMPT” inventions, as defined herein, any and all inventions, including original works of authorship, concepts, trade secrets, improvements, developments and discoveries, whether or not patentable or registrable under copyright or similar laws, which I may conceive or first reduce to practice (or cause to be conceived or first reduced to practice), either alone or with others during the period of my employment by Global Eagle (hereinafter referred to as “Global Eagle Inventions”) shall be the sole and exclusive property of Global Eagle, its successors, assigns, designees, or other legal representatives (“Global Eagle Representatives”) and shall be promptly disclosed to Global Eagle in writing, and I hereby assign to Global Eagle all of my right, title and interest in such Global Eagle Inventions.

I agree to keep and maintain adequate and current written records of all Global Eagle Inventions and their development that I make (solely or jointly with others) during the period of employment. These records will be in the form of notes, sketches, drawings, and any other format that may be specified by Global Eagle. The records will be available to and remain the sole property of Global Eagle at all times.

I shall, without further compensation or consideration, but at no expense to me:

(a)	Communicate to Global Eagle any facts known by me respecting said Global Eagle Inventions;

(b)
do all lawful acts, including the execution and delivery of all papers and proper oaths and the giving of testimony deemed necessary or desirable by Global Eagle or Global Eagle Representatives, with regard to said Global Eagle Inventions, for protecting, obtaining, securing rights in, maintaining and enforcing any and all copyrights, patents, mask work rights or other intellectual property rights in the United States and throughout the world for said Global Eagle Inventions, and for perfecting, affirming, recording and maintaining in Global Eagle and Global Eagle Representatives sole and exclusive right, title and interest in and to the Global Eagle Inventions, and any copyrights, Patents, mask work rights or other intellectual property rights relating thereto; and

(c)
generally cooperate to the fullest extent in all matters pertaining to said Global Eagle Inventions, original works of authorship, concepts, trade secrets, improvements, developments and discoveries, any and all applications, specifications, oaths, assignments and all other instruments which Global Eagle shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Global Eagle, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Global Eagle Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

An “EXEMPT” invention is one which:

(a)	was developed entirely on my own time without using Global Eagle equipment, supplies, facilities, or trade secret information;

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(b)	does not relate at the time of conception or reduction to practice of the invention to Global Eagle business, or to its actual or demonstrably anticipated research or development; and

(c)does not result from any work performed by me for Global Eagle.

Inventions which I consider to be “EXEMPT” but made solely or jointly with others during the term of my employment, shall be disclosed in confidence to Global Eagle for the purpose of determining such issues as may arise.

I acknowledge and agree that my obligations with respect to the foregoing shall continue after the termination of my employment with Global Eagle. If Global Eagle is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Global Eagle Inventions or original works of authorship assigned to Global Eagle as above, then I hereby irrevocably designate and appoint Global Eagle and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters, patents or copyright registrations thereon with the same legal force and effect as if executed by me.

Listed on the attached sheet by descriptive title for purposes of identiAfication only are all of the inventions made by me (conceived and reduced to practice) prior to my employment by Global Eagle that I consider to be my property and excluded from this Agreement.

NOTICE UNDER SECTION 2872

This Agreement has been drafted to be in conformance with Section 2870 of Article 3.5 (INVENTIONS MADE BY EMPLOYEE) of the Labor Code of the State of California as amended 1991 and, as required by Section 2872, notification is hereby given that this Employment Agreement does not apply to an invention which qualifies as an “EXEMPT” invention under the provisions of Section 2870. Global Eagle reserves the right to modify Provision D to conform to applicable state or federal law. Please note that your obligations under this Agreement may change pursuant to changes in the law of the State of California. California Labor Code Section 2870 reads as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

2.	NON-COMPETITION AND NON-SOLICITATION
I acknowledge and agree that Global Eagle is entitled to protect its legitimate business interests and investments and prevent me from using my knowledge of its trade secrets and Proprietary Information to the detriment of Global Eagle. I also acknowledge that the nature of the business of Global Eagle is such that the on-going relationship among Global Eagle and its employees, clients and customers is material and has a significant effect on the ability of Global Eagle to obtain business. In view of the foregoing and in consideration of my employment by Global Eagle and as further condition thereof, I agree as follows:

A.NON-COMPETITION
During the period of my employment, I will use my best efforts, skill and judgment to promote and advance Global Eagle’s business interests and refrain from competing, directly or indirectly, with Global Eagle.

B.NON-SOLICITATION
During the period of my employment and for one (1) year thereafter (the “Restricted Period”), I will not, without Global Eagle’s prior written consent, directly or indirectly, induce, knowingly solicit or encourage to leave the employment of Global Eagle, any employee of Global Eagle.

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I acknowledge that the limits set forth herein are reasonable and properly required to adequately protect Global Eagle’s legitimate business interests and to prevent unfair competition. However, if in any proceeding, a court or arbitrator shall refuse to enforce this Agreement, whether because the time limit is too long or because the restrictions contained herein are more extensive (whether as to geographic area, scope of business or otherwise) than is necessary to protect the business of Global Eagle, it is expressly understood and agreed between the parties hereto that this Agreement is deemed modified to the extent necessary to permit this Agreement to be enforced in any such proceedings.

3.	ARBITRATION
Any and all claims or controversies arising out of or relating to my employment, the termination thereof, or otherwise arising between the parties hereto shall, in lieu of a jury or other civil trial, be settled by final and binding arbitration before a single arbitrator in Los Angeles, California, in accordance with then-current rules of the American Arbitration Association applicable to employment disputes. This agreement to arbitrate includes all claims whether arising in tort or contract and whether arising under statute or common law including, but not limited to, any claim of breach of contract, discrimination or harassment of any kind. The obligation to arbitrate such claims shall continue forever, and the arbitrator shall have jurisdiction to determine the arbitrability of any claim. The arbitrator shall have the authority to award any and all damages otherwise recoverable in a court of law. The arbitrator shall not have the authority to add to, subtract from or modify any of the terms of this Agreement. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof. I agree to pay the then-current Superior Court of California filing fee towards the costs of the arbitration (i.e., filing fees, administration fees, and arbitrator fees), and each party shall be responsible for paying its own other costs for the arbitration, including, but not limited to, attorneys’ fees, witness fees, transcript fees, or other litigation expenses. I shall not be required to pay any type or amount of expense if such requirement would invalidate this agreement or would otherwise be contrary to the law as it exists at the time of the arbitration. The prevailing party in any arbitration shall be entitled to recover its reasonable attorney’s fees and costs, where authorized by contract or statute.

This section does not apply or restrict either party hereto from seeking equitable relief, including injunctive relief, from any court having competent jurisdiction for violating this Agreement or any applicable law.

4.	EQUITABLE RELIEF
I expressly agree and understand that in the event that I breach this Agreement it will result in irreparable harm to Global Eagle, and that the damages flowing from such breach cannot be adequately measured in monetary terms. I further expressly acknowledge that the remedy at law for any such breach of this Agreement will be inadequate. Accordingly, it is agreed that Global Eagle shall be entitled, among other remedies, to immediate equitable relief, from a court having jurisdiction over the matter including a temporary restraining order, preliminary injunction and permanent injunction for any such breach or threatened breach. The party prevailing in any such action or proceeding shall be paid all reasonable attorneys’ fees by the other party as well as costs.

5.	GENERAL PROVISIONS

A.	This Agreement will be governed by the laws of the State of California.

B.
This Agreement sets forth the entire agreement and understanding between Global Eagle and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver or any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

C.
Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation, or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law, and the remaining provisions of this Agreement shall remain in full force and effect.

D.
This Agreement may not be assigned by me without the prior written consent of Global Eagle, Subject to the foregoing sentence, this Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of Global Eagle, its successors, and its assigns.

E.
The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions or parts thereof

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shall nevertheless be binding and enforceable. In the event that any provision of this Agreement is deemed unenforceable, Global Eagle and I agree that a court or an arbitrator chosen pursuant to the terms hereof shall reform such provision to the extent necessary to cause it to be enforceable to the maximum extent permitted by law. Global Eagle and I agree that each desires the court or arbitrator to reform such provision, and therefore agree that the court or arbitrator will have jurisdiction to do so and that each will abide by the determination of the court or arbitrator.

I have had the opportunity to review this Agreement at my leisure and have had the opportunity to ask questions regarding the nature of my employment with Global Eagle I have also been advised that I would be given the opportunity to allow my legal counsel to assist me in the review of this Agreement prior to my execution of this Agreement. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by Global Eagle. I have not entered into, and I agree I will not enter into any oral or written agreements in conflict herewith.

[signature page follows]

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I have read, and I understand and agree to comply with all conditions above without any reservation whatsoever.

Signature: /s/ Jay Itzkowitz	Date:	October 1, 2013

Print Employee Name: Jay Itzkowitz

Global Eagle Entertainment Inc.

By: /s/ David M. Davis

Name: David M. Davis

Title: Chief Financial Officer

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Attachment B

The following terms supplement the Agreement and are a part of the Agreement.

Options
If you are terminated without Cause during the first 12 months of your employment then 25% of the Options shall be vested on the date of such termination.
If a Change of Control (as defined in the Plan) occurs and you are terminated without Cause within 12 months after such Change of Control, then all of your unvested Options shall vest on the date of such termination.

Severance
If your employment is terminated by the Company during the 12 month period starting with the Commencement Date, then you will receive an additional six months (1) severance payments and (ii) medical benefits at the Company’s cost.

Good Reason
If you terminate your employment with the Company for Good Reason, that shall be treated for all purposes as a termination by the Company without Cause.
“Good Reason” means (i) if you are assigned duties materially inconsistent with your position or (ii) any breach of a material term of this Agreement by the Company; provided that in each case (x) you must notify the Company within 90 days following the date you first became aware of the events claimed to constitute Good Reason, (y) the Company shall have a thirty day cure right after such notice and (z) if the Company does not cure the breach, then you must terminate your employment within 30 days after such cure period or Good Reason shall no longer exist with respect to such breach.

Outside Activities
You shall be permitted to serve on the board of directors (or similar governing body) of companies or entities that do not compete with the Company (provided such activities do not materially interfere with your duties to the Company) and retain any compensation with respect thereto. In addition, you shall be permitted to be a complete or partial owner in other businesses that do not compete with the Company and do not interfere with your duties to the Company.

Additional Benefits
During the Employment Period, the Company shall pay (i) your fees and expenses with respect to licensing, continuing legal education and compliance so that you maintain active status in good standing with respect to your NY and California bar memberships up to $1,000 (per year). The Company shall pay for your international flights (business class) and domestic flights shall be in accordance with Company policy.

Indemnification and Advancement
The Company shall provide you with indemnification and advancement pursuant to the Company’s standard indemnification agreement. Note: Please provide a copy of this standard form. It was listed as attached to Exhibit 10.15 to the February 26, 2013 Form 8K but was not attached.

Release
The Release (referred to in Section 6) will provide customary carve outs for (I) rights to receive severance payments (ii) obtaining post-employment payments and benefits under any employee benefit plan (as defined in ERISA); (iii) indemnification and advancement of fees and expenses under any agreement with or policy of the Company relating to indemnification and advancement of fees and expenses or under any provision of the Company’s articles or by-laws relating to indemnification of directors or officers; (iv) any policy of directors’ or officers’ liability insurance; and (v) obtaining contribution as permitted by law in the event of entry of judgment against you and the Company as a result of any act or failure to act for which you and the Company are jointly liable.

Section 409A Compliance	The Agreement will be exempt from or in compliance with Section 409A of the Internal Revenue Code and consistent with the Company’s Section 409A policies.
Press Release
The Company shall issue a press release announcing the hiring of you, provided that such press release (i) shall not reference the hiring of any other individuals, and (ii) shall be subject to your advance approval (not to be unreasonably withheld).

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